Exhibit 3-a

                           ARTICLES OF AMENDMENT
                                    TO
                         ARTICLES OF INCORPORATION
                                    OF
                        IRON STAR DEVELOPMENT, INC.

The Articles of Incorporation of Iron Star Development, Inc., a Utah corporation (the "Corporation") are hereby amended pursuant to the Section 16-10a-1066 of the Utah Code as follows:

     1.      The name of the Corporation is Iron Star Development, Inc.

     2. The Articles of Incorporation of the Corporation are hereby amended by deleting ARTICLE I and substituting the following in lieu thereof:

                         ARTICLE I - CORPORATE NAME
             The name of the Corporation is Xinyinhai Technology, Ltd.

     3. The foregoing amendment was adopted on August 16, 2006 by shareholder action without a meeting. On that date, there were 18,307,899 shares of the Corporation's common stock issued and outstanding and entitled to vote on the amendment. Holders of outstanding shares of common stock having 9,524,000 votes signed the written consent of shareholders approving adoption of
             the amendment.    Accordingly, the amendment was approved by
             sufficient vote of shares of the common stock issued and outstanding by shareholder action without a meeting, and such approval was effective on August 16, 2006.

     4.      These Articles of Amendment shall be effective on October 10,
             2006.


Dated the 16th day of August, 2006.

IRON STAR DEVELOPMENT, INC.


/s/ Tian Ling
----------------------------------
Tian Ling, Chief Executive Officer